Exhibit 16.1

September 2, 2026

Securities and Exchange Commission

Office of Chief Accountant

Washington, D.C. 20549

Commissioners:

We have read BCB Bancorp Inc.’s statements included under Item 4.01(a) of its Form 8-K filed on September 2, 2026 and we agree with such statements concerning our firm. We have no basis to agree or disagree with other statements of the registrant contained in item 4.01.

Wolf & Company, P.C.